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                                                                    Exhibit 3.19

                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                                   YANKEE LLC

This Limited Liability Company Agreement (this "Agreement") of Yankee LLC, is entered into by Yellow Corporation, a Delaware corporation ("Yellow"), pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C.
Section 18-101, et seq.) (the "Act"), for the regulation and management of the Company.

     1. Name. The name of the limited liability company is Yankee LLC (the "Company").

     2. Purpose. The purpose for which the Company is organized is to transact any and all lawful business for which limited liability companies may be formed under the Act and which is not forbidden by the law of the jurisdiction in which the Company engages in that business.

     3. Registered Office; Registered Agent. The registered office and registered agent of the Company in the State of Delaware shall be as specified in the Certificate of Formation (the "Certificate of Formation") filed with the Secretary of State of the State of Delaware.

     4. Principal Office. The principal office of the Company (at which the books and records of the Company shall be maintained) shall be at such place as the Managers may designate, which need not be in the State of Delaware. The Company may have such other offices as the Managers may designate.

     5.   Member.

          a. The term "Member" as used in this Agreement means Yellow, in its capacity as a member (as defined in the Act) of the Company, and any person hereafter admitted to the Company as a member, but such term does not include any person who has ceased to be a member of the Company. The name and the mailing address of the initial Member is as follows:

          Yellow Corporation
          10990 Roe Avenue
          Overland Park, Kansas 66211

          b. The Member shall not cease to be a member of the Company upon the occurrence of any event described in Section 18-304 of the Act.

     6. Powers. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 2, including any and all powers set forth in the Act.

     7. Term. The term of the Company commenced on the date of the filing of the Certificate of Formation in the Office of the Secretary of the State of Delaware and shall be perpetual, unless it is dissolved sooner as a result of:
(a) the written election of the Member,

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(b) the entry of a decree of judicial dissolution under Section 18-802 of the
Act, or (c) the occurrence of an event that causes there to be no members of the Company, unless the Company is continued in accordance with the Act. No other event shall cause a dissolution of the Company.

     8. Capital Contributions. The Member shall make capital contributions to the Company at such times and in such amounts as determined by the Member in its sole discretion. All capital contributions made by the Member to the Company shall be credited to the Member's account.

     9. Distributions. The Company shall make cash distributions to the Member at such times and in such amounts as may be determined by the Managers. The Company may make non-cash distributions to the Member at such times and in such forms as may be determined by the Managers. Notwithstanding any other provision of this Agreement, neither the Company, nor the managers on behalf of the Company, shall make a distribution to the Member if such distribution would violate the Act or other applicable law.

     10. Managers. Subject to the provisions of the Agreement, the Company shall appoint managers (the "Managers"), who shall have exclusive authority to act on behalf of the Company. Subject to the provisions of this Agreement, the Managers shall have the authority to manage the business and affairs of the Company. The Member shall have no authority to act on behalf of or bind the Company. The Member shall select any and all Managers of the Company. The initial Manager of the Company shall be Daniel J. Churay. The Member may remove any of the Managers at any time, with or without cause, upon delivery to such Manager at the principal office of the Company of written notice of such removal. Further, any of the Mangers may resign upon delivery to the Member at the principal office of the Company of written notice of such resignation. The Managers shall receive such compensation for their duties as Managers as the Member shall determine in its sole discretion.

     11. Officers. The officers of the Company shall be elected by the Managers, and shall include a President, a Secretary, a Treasurer, and such other officers, employees and agents as appointed, from time to time, in accordance with this Agreement. Additionally, the President shall have the power to appoint such Vice Presidents and other officers equivalent or junior thereto as the President may deem appropriate. Each officer of the Company shall serve at the pleasure of the Managers, and the Managers may remove any officer at any time with or without cause. Any officer, if appointed by the President of the Company, may likewise be removed by the President of the Company. All officers and agents of the Company shall have such authority and perform such duties in the management of the property and affairs of the Company as generally pertain to their respective offices, as well as such authority and duties as may be determined by the Managers. Checks, notes, drafts, other commercial instruments, assignments, guarantees of signatures, and contracts (except as otherwise provided herein or by law) shall be executed by the President, any Vice President, the Secretary, the Treasurer, or such officers or employees or agents as the Managers or any of such designated officers may direct.

     12. Exculpation. None of the Managers, the Member, nor any owner, officer, director or employee of the Company or of the Member, shall be liable, responsible or accountable in damages or otherwise to the Company or the Member for any

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action taken or failure to act (even if such action or failure to act constituted the negligence of a person, including the person for whom exculpation is sought hereunder) on behalf of the Company within the scope of the authority conferred on the person described in this Agreement or by law unless such act or omission was performed or omitted fraudulently or constituted gross negligence or willful misconduct. To the extent that, at law or in equity, any Manager, the Member, or any owner, officer, director or employee of the Company or of the Member have duties (including fiduciary duties) and liabilities relating to the company, any Manager, the Member or any owner, officer, director or employee of the Company or of the Member acting under this Agreement shall not be liable to the Company or the Member for their reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of any Manager, the Member or any owner, officer, director or employee of the Company or the Member otherwise existing at law or in equity, are agreed to by the Member pursuant to the provisions of Section 18-1101 of the Act to replace such other duties and liabilities of any Manager, the Member or any owner, officer, director or employee of the Company or of the member.

     13.  Indemnification.

               (a) The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was, at any time prior to or during which this Section 13 is in effect, a manager or member of the Company, or is or was, at any time prior to or during which this Section 13 is in effect, serving at the request of the Company, as a manager, director or officer of a corporation, partnership, limited liability company, joint venture, trust, other enterprise or employee benefit plan against reasonable expenses (including attorneys' fees), judgments, fines, penalties, amounts paid in settlement and other liabilities actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law.

               (b) Expenses incurred by a person who is or was a manager or member of the Company in appearing at, participating in or defending any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, shall be paid by the Company at reasonable intervals in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the member or manager to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized by this Section 13. The indemnification and advancement of expenses provided by this Section 13 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be or become entitled under any law, this Agreement, the decision of the managers, or the Member or otherwise, or under any policy or policies of insurance purchased and maintained by the Company on behalf of any such person, both as to action in his official capacity

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          and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a manager or member and shall inure to the benefit of the heirs, executors and administrators of such person.

               (c) The rights provided by this Section 13 are for the benefit of the persons referred to herein and their respective heirs, executors and administrators and shall be legally enforceable against the Company by such persons (who shall be presumed to have relied on such rights in undertaking or continuing any of the positions referred to herein) or by their respective heirs, executors and administrators. No amendment to or restatement of this Section 13, or merger, consolidation, conversion or reorganization of the Company, shall impair the rights of indemnification provided by this Section 13 with respect to any action or failure to act, or alleged action or failure to act, occurring or alleged to have occurred prior to such amendment, restatement, merger, consolidation, conversion or reorganization.

     14. Mergers and Exchanges. Subject to the requirements of the Act, the Company may be a party to a merger, consolidation, share or interest exchange or other transaction authorized by the Act.

     15. Amendments to this Agreement. The power to alter, amend, restate, or repeal this Agreement or to adopt a new limited liability company agreement is vested in the Member. This Agreement may be amended, modified, supplemented or restated in any manner permitted by applicable law and approved by the Member.

     16. Authorized Person. The execution by Darice Angel, as an "authorized person" within the meaning of the Act, of the Certificate of Formation and the filing of the Certificate of Formation with the Secretary of State of the State of Delaware are hereby ratified, confirmed and approved. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, Darice Angel's powers as an "authorized person" ceased, and the managers and any person designated by the managers shall be an "authorized person" of the Company within the meaning of the Act.

     17. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to principles of conflict of laws), all rights and remedies being governed by said laws.

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     IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, has duly executed this Agreement to be effective as of July 2, 2003.

                                        YELLOW CORPORATION


                                        By:    /s/ Daniel J. Churay
                                           -------------------------------------
                                        Name:  Daniel J. Churay
                                        Title: Senior Vice President, General
                                               Counsel and Secretary

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